KGE Australia Pty Ltd

Party A: Full Art International Limited (Hong Kong)
Party B: CPD (Australia) Holding Pty Ltd.

This Contract is signed on a mutuality voluntary basis and both parties agree to the following terms.

1.	Full Art International Limited (Hong Kong) (“FAI”) and CPD (Australia) Holding Pty Ltd. (“CPD”) agree to establish a company named KGE Australia Pty Ltd. (“KGE (Australia) ”)

2.	KGE (Australia) is located at Suite 203, Level 2, 4-8 Woodville Street, Hurstville, NSW 2220, Sydney, Australia.

3.
The registered capital for KGE (Australia) is 1,000,000 Australian dollars, with FAI investing 550,000 Australian dollars and CPD investing 450,000 Australian dollars. Each party holds shares according to the percentage of their respective contributions.

4.
The board of directors shall be composed of three directors, including one appointed by CPD and two appointed by FAI. FAI is in charge of appointing Chairman of the Board, and Weidong Huang will serve as General Manager.

5.
KGE (Australia) will undertake contracting on projects in Southeast Asian and Pacific countries, managing the projects and hiring local workers for construction. Design, production, and supplying personnel for guidance on installation shall be the responsibilities of FAI’s Chinese subsidiary.

6.
KGE (Australia) will take advantage of effective project management and is responsible for hiring and training senior project managers for projects in the Middle East, Europe and Asia (excluding China).

7.
KGE (Australia) will focus on utilizing the advanced technology on the aspects of architectural environmental protection and energy saving, making good use of product recourses in Australia, and building bases for research and development, which will help KGE provide high-quality products and carry out global strategies. At the same time, KGE (Australia) will explore the high-end market of steel-structure curtain walls, undertake contracting on projects, provide project management on the process of installation. Responsibilities for design, production and processing will rest with KGE’s Chinese subsidiary or other low-cost regions in the world, with the aim of obtaining maximum profits.

8.	Both parties agree that Weidong Huang is responsible for all the affairs of KGE (Australia), such as the Company Registration in Sydney, Australia. .

This Agreement is in duplicate and each party has one copy. This Agreement is effective upon being signed/sealed by both parties.

Party A: /s/ Luo Ken Yi
Name: Luo Ken Yi
Title: Chairman

Party B: /s/ Wei Dong Huang
Name: Wei Dong Huang
Title: Director

Date: 11 May 2007